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September 10, 2026

Deepak Nayar
1301 N. Raymond Avenue
Fullerton, CA 92831

Dear Deepak:

This letter memorializes our recent conversations related to your upcoming transition from the role of Senior Vice President and General Manager, Electronics Business, of Littelfuse, Inc. (the “Company”) on December 31, 2026 (the “Transition Date”) to a role as Special Advisor to the Chief Executive Officer effective January 1, 2027. Thank you for your many years of service and significant contributions to the Company, and for your willingness to provide continued support and expertise to the Company as Special Advisor.

Services as Special Advisor

Effective as of the Transition Date, you hereby transition from the above-mentioned position and cease to be an executive officer of the Company.

You agree to continue in employment with the Company as Special Advisor to the Chief Executive Officer for a term of twelve months from January 1 through December 31, 2027 (the “Advisory Term”). As Special Advisor, you will perform the following services as reasonably requested by the Company (the “Services”): (a) provide support with regard to knowledge transfer and leadership transition for the electronics business; (b) provide support and advice on Littelfuse strategic growth focused areas; and (c) provide such other services consistent with your experience and expertise as reasonably requested by the Chief Executive Officer from time to time.

Compensation and Benefits

The Company will continue to pay your base salary at a gross monthly rate of $83,685 during the Advisory Term. Your bonus earned under the annual incentive plan for 2026 will be calculated and paid in accordance with plan terms. During the Advisory Term, you may continue to participate in the Company’s employee benefit and perquisite plans in accordance with their terms. For the avoidance of doubt, from and after January 1, 2027, you will not participate in the Company’s Executive Severance Policy, benefit from any change in control policy or agreement, or participate in any annual incentive plan, and you will not receive any equity compensation awards. For the avoidance of doubt, you will no longer be deemed an “executive officer” as defined under SEC rules in 17 CFR section 240.3b-7. The Company acknowledges and agrees that your termination of employment with the Company upon the expiration of the Advisory

Term will constitute a retirement from all employment and service with the Company and its subsidiaries after reaching age 55 and completing 10 years of continuous service for purposes of vesting any Options, Restricted Stock Unit Awards and Performance Share Awards then outstanding under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan and the applicable Award Agreements, subject to the terms and conditions thereof including without limitation any additional vesting requirements.

Restrictive Covenants

During the Advisory Term and for a period of eighteen (18) months following the termination of your employment with the Company for any reason, you agree that you will not, directly or indirectly, on behalf of yourself or any other person or entity: (a) engage in, provide services to, advise, consult with, be employed by, or otherwise assist any business, division or product line that competes with the Company or any of its affiliates; (b) solicit, induce, encourage or attempt to solicit, induce or encourage any employee, officer, consultant or contractor of the Company or any of its affiliates with whom you had material contact or about whom you obtained confidential information to terminate or lessen such person’s relationship with the Company or any of its affiliates; (c) hire or engage, or assist any other person or entity in hiring or engaging, any such employee, officer, consultant or contractor; or (d) solicit, divert, take away or attempt to solicit, divert or take away any customer, supplier, distributor, business partner, acquisition target, investment opportunity or other material business relationship of the Company or any of its affiliates with respect to which you had material involvement or about which you obtained confidential information. Nothing in this paragraph prohibits you from owning, as a passive investment, less than two percent (2%) of the outstanding publicly traded securities of any company. The foregoing restrictions are intended to protect the Company’s legitimate business interests, including its confidential information, trade secrets, goodwill, workforce stability, customer and supplier relationships, and strategic business plans, and shall apply only to the extent permitted by applicable law.

Indemnification

Following the Transition Date, the Company will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with directors’ and officers’ insurance coverage through the Company’s existing directors’ and officers’ insurance policy, with respect to your services as an executive officer of the Company and its subsidiaries prior to the Transition Date and thereafter your service as Special Advisor, in each case to the maximum extent that such indemnification and directors’ and officers’ insurance coverage is provided to any person who is an executive officer of the Company or any of its subsidiaries.

Taxes; Code Section 409A

All payments hereunder shall be subject to applicable tax withholding. It is the intent of the parties that any amounts payable under this letter shall be exempt from or comply with the provisions of Code Section 409A, and each payment under this letter shall be treated as a separate payment for purposes of Code Section 409A. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Code Section 409A and, to the maximum extent permitted, this letter shall be interpreted to be exempt from or to comply with Code Section 409A. With respect to any provision of this letter that provides for reimbursement of costs and expenses, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or provision of in-kind benefits) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

Upon the Unanimous Written Consent of the Board of Directors upon the recommendation of the Compensation Committee, this letter will be binding upon, inure to the benefit of, and be enforceable by, as applicable, the parties hereto and their respective personal or legal representatives, successors, assigns, heirs, and legatees. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, the Company may assign this letter, subject to its terms, to a successor to the Company by merger or other business combination or to a purchaser of all, or substantially all, of the Company’s assets.

This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or written, with respect to the subject matter hereof (including without limitation the Change of Control Agreement between you and the Company, effective as of January 1, 2024, which you and we agree shall cease to be in effect as of the Transition Date and is hereby terminated as of such date). This letter will be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois in any action or proceeding brought with respect to or in connection with this letter. This letter may not be amended or modified other than by a written agreement executed by the parties hereto.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter that is enclosed for your convenience.

Very truly yours,

LITTELFUSE, INC.

By: /s/ Maggie Chu
Name:    Maggie Chu
Title:     Senior Vice President and Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ Deepak Nayar
Deepak Nayar

[Signature Page to Employment Agreement]